FOR IMMEDIATE RELEASE
CONTACT:
Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE YEAR
AND FOURTH QUARTER ENDED DECEMBER 31, 2014

COLUMBUS, Ohio - March 12, 2015 - Core Molding Technologies, Inc. (NYSE MKT: CMT) today announced results for the year and fourth quarter ended December 31, 2014.

For the year ended December 31, 2014, net income was $9,634,000 or $1.28 per basic and diluted share, compared with net income of $6,866,000, or $0.95 per basic and $0.92 per diluted share, for the same period of 2013. Total net sales for 2014 were $175,204,000, compared with $144,125,000 for the same period of 2013. Product sales increased 27%, to $169,744,000 in 2014 compared to $134,096,000 for the same period in 2013.

Net income for the fourth quarter ended December 31, 2014 was $2,566,000, or $0.34 per basic and diluted share, compared with $1,636,000, or $0.22 per basic and diluted share in the fourth quarter of 2013. Total net sales for the fourth quarter were $44,414,000, compared with $37,648,000 in the same quarter of 2013. Product sales totaled $42,592,000, increasing 16% from $36,750,000 for the fourth quarter of 2013.

“The Company finished 2014 on a strong note with solid fourth quarter sales and net income increasing 57% over 2013’s fourth quarter.” said Kevin L. Barnett, President and Chief Executive Officer. “The strength of the fourth quarter capped a very good year for us with the Company setting an all-time annual revenue record, improving our gross margin percentage and increasing net income over the prior year by 40%,” Barnett continued. “In 2014 we were pleased to have integrated over $37 million of new business, installed four new compression molding presses, added a new SMC compounding line, introduced new materials and still managed to improve our production efficiencies.”

"Going forward Core will continue to work on our strategic initiatives including diversification of our markets, materials and processes along with positioning our company as a leader in operational excellence," Barnett said. "For 2015, we are expecting to achieve continued growth in sales and earnings, based on customer and industry forecasts and due to our continued efforts to improve our operational effectiveness."

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2013 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Year Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Product Sales	$42,592	$36,750	$169,744	$134,096
Tooling Sales	1,822	898	5,460	10,029
Net Sales	44,414	37,648	175,204	144,125
Cost of Sales	36,619	32,323	145,018	120,551
Gross Margin	7,795	5,325	30,186	23,574
Selling, General and Admin. Expense	3,841	3,276	15,539	13,460
Operating Income	3,954	2,049	14,647	10,114
Interest Expense - Net	22	31	122	214
Income before Taxes	3,932	2,018	14,525	9,900
Income Tax Expense	1,366	382	4,891	3,034
Net Income	$2,566	$1,636	$9,634	$6,866
Net Income per Common Share
Basic	$0.34	$0.22	$1.28	$0.95
Diluted	$0.34	$0.22	$1.28	$0.92
Weighted Average Shares Outstanding
Basic	7,556	7,318	7,508	7,220
Diluted	7,586	7,508	7,553	7,435

Condensed Consolidated Balance Sheets
(in thousands)

	As of 12/31/2014 (Unaudited)	As of 12/31/2013
Assets:
Cash	$2,312	$2,266
Accounts Receivable	34,360	22,069
Inventories	11,635	10,827
Other Current Assets	6,316	4,088
Property, Plant &Equipment - Net	61,995	56,478
Deferred Tax Asset - Net	—	296
Other Assets	1,097	1,097
Total Assets	$117,715	$97,121

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt and Interest Rate Swaps	$4,516	$3,385
Accounts Payable	9,256	9,625
Compensation and Related Benefits	7,087	5,952
Tooling in progress	8,068	334
Accrued Liabilities and Other	1,388	1,142
Long-Term Debt and Interest Rate Swaps	717	2,461
Deferred Tax Liability - Net	1,365	—
Post Retirement Benefits Liability	9,172	6,774
Stockholders' Equity	76,146	67,448
Total Liabilities and Stockholders' Equity	$117,715	$97,121